The transition to a holding company structure described in this press release involve securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

November 12, 2021

To Whom It May Concern:

Company name:	The Iyo Bank, Ltd.
Representative name:	Kenji Miyoshi, President
(Stock code 8385 on the First Section of the Tokyo Stock Exchange)
Contact:	Mitsuhiro Hayashi General Manager, General Planning Division
(TEL +81-(0)89-907-1034)

Notice Regarding Start of Consideration of Transition to a Holding Company Structure

The Iyo Bank, Ltd. (President: Kenji Miyoshi; the “Bank”) hereby announces that it resolved at its board of directors meeting held today to start examining the transition to a holding company structure on the assumption that the Bank is able to obtain the approval of the general meeting of shareholders and the necessary approvals, etc. of the relevant authorities.

1.	Background to Transition to a Holding Company Structure

In establishing a corporate credo that clarifies the corporate mission and basic corporate management policies, and the attitude and actions to realize those, the Bank has defined “creating a bright and prosperous future for the region” as the meaning of its existence and “offering the best service and being worthy of people’s trust” as its fundamental management stance, with “rendering our best service with gratitude in our hearts” as a code of conduct for accomplishing these.

Based on this corporate credo, the Bank believes in the importance of earning the unwavering trust of its shareholders, customers, local residents, and employees, fulfilling its social responsibilities as a regional bank, and contributing to the local economy while striving to improve corporate value and ensure a more sound management.

In April of this year, the Bank started its Fiscal 2021 Medium-Term Management Plan in collaboration with group companies, setting a long-term vision to become “a corporate group that continues to create and provide new value.” Under this Medium-Term Management Plan, by further deepening and evolving the “Digital-Human-Digital model”* it has been pursuing and adapting to changes in the business environment while working as a group to transform its business model, the Bank will strive to solve the issues facing local communities and customers as it aims for sustainable growth of the group and improvement of corporate value.

To further accelerate these initiatives and promote and enhance solutions for local communities and customers, the Bank will transition to a new form of group management as a holding company structure, aiming to realize the long-term vision across the entire group.

2.	Schedule and Method of Transition to a Holding Company Structure

Going forward, on the assumption that the approval of the general meeting of shareholders and the necessary approvals, etc. of the relevant authorities can be obtained, the Bank will proceed to examine transition to a holding company structure by October 2022.

Notice on details regarding the timing, method, etc. of the transition to a holding company structure will be given once they are decided.

End

* Focusing on customer service by utilizing digital technology to expand points of contact with customers and thoroughly streamline administrative procedures.